                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant  /_/

Filed by a Party other than the Registrant  /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     /_/  Soliciting Material Under Rule 14a-12

                            WHITEHALL JEWELLERS, INC.
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                (Name of Registrant as Specified in Its Charter)

                            NEWCASTLE PARTNERS, L.P.
                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                         NEWCASTLE CAPITAL GROUP, L.L.C.
                              JWL ACQUISITION CORP.
                                 MARK E. SCHWARZ
                                 STEVEN J. PULLY
                                 JOHN P. MURRAY
                                 MARK A. FORMAN
                               CLINTON J. COLEMAN
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

                                      -2-

     Newcastle   Partners,   L.P.   ("Newcastle"),   together   with  the  other
participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and Exchange  Commission  ("SEC") in  connection  with the definitive filing with the SEC of a proxy statement and accompanying  proxy card to be used to solicit votes against proposals of Whitehall Jewellers,  Inc. (the
"Company")  relating to a pending financing  transaction between the Company and investment  funds  managed by Prentice  Capital  Management,  L.P.  and Holtzman
Opportunity Fund, L.P. and for the election of its slate of director nominees at a special meeting of stockholders scheduled for January 19, 2006.

     Item 1: On December 28, 2005,  Newcastle  delivered the following letter to the stockholders of the Company.

                            NEWCASTLE PARTNERS, L.P.
                         300 CRESCENT COURT, SUITE 1110
                               DALLAS, TEXAS 75201

                   PLEASE RETURN THE ENCLOSED GREEN PROXY CARD
                   TO VOTE AGAINST THE PRENTICE FINANCING AND
                  FOR THE NEWCASTLE PARTNERS DIRECTOR NOMINEES

                                                               December 28, 2005

Dear Fellow Stockholder:

     Newcastle  Partners,  L.P. is the second  largest  stockholder of Whitehall
Jewellers,  Inc.,  owning 2,018,400 shares or approximately 12% of the Company's outstanding shares. We believe that Whitehall's intention to engage in financing transactions  with Prentice  Capital  Management and Holtzman  Opportunity  Fund
(collectively,  the  "Prentice  Financing")  is  not in the  best  interests  of stockholders.  IF THE PRENTICE  FINANCING IS APPROVED,  PRENTICE AND ITS COHORTS
COULD OBTAIN  CONTROL OF  APPROXIMATELY  87% OF YOUR COMPANY.  We are urging all stockholders  to  vote  AGAINST  the  Prentice  Financing  and to  vote  FOR the
Newcastle director nominees at the special meeting of stockholders  scheduled to be held on January 19, 2006. We hope you will vote to protect your investment in
Whitehall by signing, dating and returning the enclosed GREEN proxy card at your earliest convenience.

           WE BELIEVE THE NEWCASTLE $1.20 PER SHARE TENDER OFFER GIVES
             STOCKHOLDERS THE BEST AND MOST CERTAIN OPPORTUNITY TO
                                 MAXIMIZE VALUE

     On December 5, 2005,  Newcastle  launched a tender  offer to acquire all of the  outstanding  shares of Whitehall that it does not already own. Our offer of
$1.20 per share  represents a premium of 36% over the trading price of Whitehall on the day before we made the offer.  It also  represents  a 60%  premium to the
$.75 per share Prentice recently paid upon exercising its Warrants to become the
Company's  largest  stockholder.  Please  remember  that the  existing  Board of
Directors did not ask you to vote on whether Prentice would become the Company's largest  stockholder.  They are only  asking  you to vote now  because  they are legally  compelled  to do so prior to diluting  your  ownership by up to 87%.

     We  believe  that  our  offer  is  fair  to all  stockholders  and  affords stockholders the best and most certain alternative to monetize their investment.
Unfortunately,  the current  Board of Directors  has decided to reject our offer and, as a result,  we feel compelled to solicit votes AGAINST the  ill-conceived
Prentice Financing that we believe could have a negative impact on all Whitehall stockholders.  We continue to believe  that our tender  offer is superior to the
Prentice Financing and believe that you, the true owners of the Company,  should have a voice in the future of your investment.

          THE PRENTICE FINANCING COULD HAVE A DISASTROUS IMPACT ON YOUR
                                   INVESTMENT

     At the special  meeting,  you will be asked to vote to approve the issuance of shares of common stock that could result from the Prentice Financing. If this proposal is passed, we believe that the dilutive effect on current  stockholders would be devastating,  with the new investors  gaining control of  approximately
87% of the Company's  outstanding stock at a price of $.75 per share. IN EFFECT,
THE NEW INVESTORS  WOULD OBTAIN TOTAL CONTROL OF OUR COMPANY  WITHOUT PAYING ANY
PREMIUM  TO  EXISTING  STOCKHOLDERS.  We hope you will agree with us that such a proposal is not in your best interests and must be rejected.

     In  addition  to  asking  you to agree to have  your  stake in the  Company drastically  diluted,  the  Company  is also  asking  stockholders  to approve a
1-for-2 reverse stock split. We are concerned that the proposed reverse split is fraught  with  unacceptable  risks and offers no  assurance  that the  Company's market  capitalization  will increase  anymore than it would in the absence of a split. In fact, we believe, and the Company acknowledges,  that a decline in the market  price for the  common  stock  after the  reverse  split may  result in a greater percentage decline than would occur if there were no reverse split. This concern,  as well as the potential negative effect on liquidity and a likelihood of increased  volatility,  fortify our belief that the reverse split offers many risks without providing stockholders with any upside potential.  We also believe the Prentice  Financing  was  structured  to require as a condition to closing a reverse  split of the  outstanding  capital  stock as this action only  requires approval  from the  holders of a majority  of the  outstanding  shares of common stock. Absent the reverse split, the Company would have had to seek the approval from the holders of 75% of the outstanding shares of common stock to approve the
Prentice Financing. We question whether the Prentice Financing was intentionally structured  to require a reverse stock split rather than amending the charter to
increase  the  number  of   authorized   shares  so  that  the  more   difficult
supermajority  voting  threshold  could be cleverly  avoided.  PLEASE JOIN US IN
TELLING THE COMPANY  THAT YOU ARE NOT  WILLING TO BET YOUR  INVESTMENT  ON THEIR
QUESTIONABLE PLAN - VOTE AGAINST THE REVERSE STOCK SPLIT.

            VOTE FOR THE NEWCASTLE NOMINEES WHO WILL BE DEDICATED TO
                     MAXIMIZING VALUE FOR ALL STOCKHOLDERS

     As a  condition  to the closing of the  Prentice  Financing,  designees  of
Prentice must be elected to the Whitehall Board. If these designees are elected,
Prentice  would   effectively   gain  control  of  the  Board  -  again  without
stockholders  receiving  any premium for the change in control.  To prevent this from happening,  Newcastle has nominated a slate of five potential directors who will take all actions  necessary to consummate  the  Newcastle  Tender Offer and will  evaluate any  alternative  offers the Company may receive,  as dictated by their fiduciary  duties as directors.  WE URGE ALL  STOCKHOLDERS TO VOTE FOR THE
NEWCASTLE  NOMINEES  TO  PREVENT A CHANGE IN  CONTROL  WHERE  STOCKHOLDERS  WILL
RECEIVE ABSOLUTELY NO CONSIDERATION AS THE COMPANY EFFECTIVELY  ATTEMPTS TO GIVE
ITSELF AWAY.

       DEMAND VALUE FOR YOUR INVESTMENT - VOTE THE GREEN PROXY CARD TODAY!

     As significant stockholders of the Company, we are counting on your support to maximize value for all  stockholders.  We encourage all  stockholders to vote promptly and to discard any proxy materials you may receive from management.  If you have already  returned  management's  white proxy card, you can still change your vote by executing the enclosed GREEN proxy card. If you have any questions, or need  assistance  in voting  your GREEN  proxy  card,  please  call our proxy solicitors,  MacKenzie  Partners,  Inc.  toll-free  at (800)  322-2885  or (212)
929-5500 (call collect).

     Thank you in advance for your support.

                                                  Sincerely,

                                                  /s/ Mark E. Schwarz

                                                  Mark E. Schwarz
                                                  Newcastle Partners, L.P.

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 IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GREEN PROXY CARD,
  OR NEED ADDITIONAL COPIES OF NEWCASTLE PARTNERS' PROXY MATERIALS, PLEASE CALL
              MACKENZIE PARTNERS AT THE PHONE NUMBERS LISTED BELOW.

                                   MACKENZIE
                                 PARTNERS, INC.
                               105 Madison Avenue
                               New York, NY 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (Call Collect)
                                       or
                            TOLL-FREE (800) 322-2885
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                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Newcastle   Partners,   L.P.   ("Newcastle"),   together   with  the  other
Participants (as defined below),  has made a definitive filing with the SEC of a proxy statement (the "Definitive Proxy  Statement") and accompanying  proxy card to be used to solicit votes against proposals of Whitehall Jewellers,  Inc. (the
"Company")  relating to a pending financing  transaction between the Company and investment  funds  managed by Prentice  Capital  Management,  L.P.  and Holtzman
Opportunity Fund, L.P. and for the election of its slate of director nominees at a special meeting of  stockholders  scheduled for January 19, 2006 (the "Special
Meeting").

NEWCASTLE  ADVISES ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE PROXY STATEMENT
AND OTHER  PROXY  MATERIALS  RELATING  TO THE  SPECIAL  MEETING  AS THEY  BECOME
AVAILABLE BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.  SUCH PROXY MATERIALS ARE
AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION,
THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS,
WITHOUT  CHARGE,  UPON  REQUEST.  REQUESTS FOR COPIES  SHOULD BE DIRECTED TO THE
PARTICIPANTS'  PROXY  SOLICITOR,  MACKENZIE  PARTNERS,  INC.,  AT ITS  TOLL-FREE
NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE  PARTICIPANTS  IN THE  PROXY  SOLICITATION  ARE  NEWCASTLE  PARTNERS,  L.P.,
NEWCASTLE  CAPITAL  MANAGEMENT,   L.P.,  NEWCASTLE  CAPITAL  GROUP,  L.L.C,  JWL
ACQUISITION  CORP., MARK E. SCHWARZ,  STEVEN J. PULLY,  JOHN P. MURRAY,  MARK A.
FORMAN AND CLINTON J. COLEMAN (THE  "PARTICIPANTS").  INFORMATION  REGARDING THE
PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE
13D JOINTLY  FILED WITH THE SEC ON APRIL 19, 2005,  AS  SUBSEQUENTLY  AMENDED ON
JULY 7, 2005, OCTOBER 27, 2005, NOVEMBER 30, 2005, DECEMBER 5, 2005 AND DECEMBER
14, 2005, AND THE DEFINITIVE PROXY STATEMENT.